Exhibit 99.1

Howard Hughes Holdings to Acquire Vantage Group Holdings

Vantage Acquisition Anchors HHH’s Transformation into a Diversified Holding Company

Vantage’s Diversified Specialty Insurance Platform Delivers Lower Risk and Superior Return Potential

Pershing Square to Manage Vantage’s Investment Portfolio on a Fee-Free Basis

HHH to Host a Conference Call and Presentation on Thursday, December 18 at 8:30 a.m. ET, with an X Spaces Session to Follow

THE WOODLANDS, Texas, December 18, 2025 – Howard Hughes Holdings Inc. (NYSE: HHH) (“Howard Hughes,” “HHH,” or the “Company”) today announced that it has entered into a definitive agreement to acquire 100% of Vantage Group Holdings Ltd. (“Vantage”), a privately held leading specialty insurance and reinsurance company backed by Carlyle and Hellman & Friedman, for approximately $2.1 billion. The transaction is expected to close in the second quarter of 2026, subject to customary regulatory approvals. Upon closing, Vantage will anchor Howard Hughes’ transformation into a diversified holding company.

“The acquisition of Vantage is a milestone event in the transformation of Howard Hughes into a diversified holding company,” said Bill Ackman, Executive Chairman of Howard Hughes. “In Vantage, HHH obtains an exceptional diversified specialty insurance and reinsurance platform managed by an excellent and highly experienced team. The combination of Vantage’s insurance expertise and Pershing Square’s investment capabilities creates the opportunity to build a large, highly profitable insurance company and an important source of long-term value creation for Howard Hughes.”

Founded in 2020, Vantage has scaled into a next-generation leading specialty insurer and reinsurer, offering a diversified portfolio of global P&C products supported by modern infrastructure and advanced analytics.

“I’m excited about starting Vantage’s next chapter through this acquisition,” said Greg Hendrick, Chief Executive Officer of Vantage. “With Howard Hughes’ permanent capital and long-term vision, we expect to strengthen our balance sheet and expand opportunities in specialty insurance, reinsurance, and partnership capital. After closing, we anticipate enhanced resources to fuel profitable growth, drive innovation, and deliver even greater value to brokers and clients over time.”

The ~$2.1 billion acquisition will be financed through Howard Hughes Holdings’ cash on hand, and up to $1 billion of non-interest-bearing, non-voting preferred stock issued by HHH to Pershing Square Holdings, Ltd. (LN:PSH) (the “PSH Preferred”). The PSH Preferred will be split into 14 equally sized tranches that HHH will have the right to repurchase at the end of each fiscal year for the first seven years post-closing of the transaction. The repurchase price for each share of the PSH Preferred will be cash consideration equal to the greater of two values: the original issue price of the PSH Preferred plus 4% per annum through the repurchase date, or 1.5 times Vantage’s book value, multiplied by the ownership percentage of Vantage represented by the PSH Preferred shares (on an as-exchanged basis). The book value will be determined in accordance with GAAP as of the end of the fiscal year or quarter, as applicable, immediately preceding the exercise of the Call Option.

The PSH Preferred will economically mirror an interest in Vantage and will become convertible into the common stock of Vantage if not redeemed by the end of the seventh fiscal year post-transaction. The PSH Preferred will be pari passu with HHH common stock and will not have a liquidation preference. It will be subject to mandatory repurchase by HHH in the event of a change of control transaction.

“If we achieve our objectives in running a profitable insurance operation and managing Vantage’s assets to generate highly attractive long-term rates of return, we believe that Vantage will generate high returns on equity for decades to come,” said Ryan Israel, Chief Investment Officer of Howard Hughes Holdings. “We have structured the deal to enable Howard Hughes to acquire 100% legal ownership of Vantage today, and over time to increase its economic ownership to 100% in what we expect to be a highly accretive manner.”

Strategic Benefits of the Transaction:

•	The addition of a higher-return, faster-growing insurance operation accelerates HHH’s overall growth profile and increases and diversifies HHH’s sources of long term value.

•	HHH’s holding-company ownership of Vantage provides long-term capital support which will materially strengthen Vantage’s credit profile and underwriting flexibility. An emphasis on underwriting profitability—driven by disciplined risk selection, pricing, and portfolio optimization rather than growth—will improve Vantage’s ability to effectively navigate the insurance cycle and optimize asset allocation over time.

•	Pershing Square will manage Vantage’s assets on a fee-free basis, enhancing investment returns and furthering alignment with policyholders and shareholders. No additional investment management or advisory fees will be paid to Pershing Square in connection with its role as investment manager of Vantage’s assets. Over time, Vantage’s investment portfolio will be directly invested in cash, short-term Treasurys, and a portfolio of common stocks subject to rating agency and regulatory considerations.

Summary of Key Terms:

•	Total cash consideration of approximately $2.1 billion represents 1.5 times estimated year-end 2025 book value and an implied ~1.4 times price-to-book-value multiple at closing. HHH through its ownership of Vantage will retain any book value accretion at Vantage from signing until closing.

•	The transaction will be funded with approximately $1.2 billion of cash on HHH’s balance sheet and up to $1.0 billion from PSH in the form of non-interest-bearing preferred stock issued by HHH convertible into the common equity of Vantage. HHH will receive a series of call options enabling it to redeem the PSH Preferred and acquire additional economic ownership of Vantage over the next, up to, seven years. It is expected that HHH will fully redeem the PSH Preferred and acquire a 100% economic interest in Vantage well within the initial seven-year term of the preferred. In the event that HHH does not fully redeem the PSH Preferred, PSH has the right to cause a public listing of Vantage.

•	The transaction is expected to close in the second quarter of 2026, subject to customary regulatory approvals and closing conditions.

Conference Call and X Spaces Session Information

HHH Executive Chairman Bill Ackman, CIO Ryan Israel, and CEO David O’Reilly will discuss the Vantage acquisition on a conference call this morning, Thursday, December 18, at 8:30 a.m. ET. The call will be followed by an X Spaces Session shortly thereafter, with a town hall format open to the public providing the opportunity for participants to ask questions and engage in dialogue with HHH’s executive leadership.

To listen to the conference call and view the accompanying presentation via a live webcast, click here or visit the Events page on the Howard Hughes website. Listeners who wish to participate in the question-and-answer session may do so via telephone by pre-registering on HHH’s event registration webpage.

The X Spaces session will be available at https://x.com/BillAckman

Advisors

Jefferies LLC is acting as exclusive financial advisor to Howard Hughes Holdings, and Latham & Watkins are acting as legal counsel. Oliver Wyman is acting as the Company’s actuarial advisor.

J.P. Morgan Securities LLC is acting as exclusive financial advisor to Vantage. Debevoise & Plimpton LLP is acting as legal counsel.

About Howard Hughes Holdings

Howard Hughes Holdings Inc. (HHH) is a holding company focused on growing long-term shareholder value. Through its real estate platform, Howard Hughes Communities, HHH owns, manages, and develops commercial, residential, and mixed-use real estate throughout the U.S. Its award-winning assets include the country’s preeminent portfolio of master planned communities, as well as operating properties and development opportunities including The Woodlands®, Bridgeland® and The Woodlands Hills® in the Greater Houston, Texas area; Summerlin® in Las Vegas; Teravalis™ in the Greater Phoenix, Arizona area; Ward Village® in Honolulu, Hawaiʻi; and Merriweather District in Columbia, Maryland. Howard Hughes Holdings Inc. is traded on the New York Stock Exchange as HHH. For additional information visit www.howardhughes.com.

About Vantage Group Holdings

Vantage Group Holdings Ltd. (Vantage) was established in late 2020 as a re/insurance partner designed for the future. Driven by relentless curiosity, the Vantage team of trusted experts provides a fresh perspective on clients' risks and adds creativity to tech-enabled efficiency and robust analytics to address risks others avoid. Vantage operating subsidiaries Vantage Risk Ltd., Vantage Risk Assurance Company and Vantage Risk Specialty Insurance Company are rated "A-" (Stable) by AM Best and "A-" (Stable) by S&P Global Ratings. Founded with support from Carlyle and Hellman & Friedman, global investment firms with deep experience in the re/insurance industry, Vantage has grown into a leading provider of specialty insurance, reinsurance, and partnership capital solutions. Additional information about Vantage can be found at www.vantagerisk.com.

Safe Harbor Statement

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “expect,” “enables,” “realize,” “plan,” “intend,” “assume,” “transform” and other words of similar expression, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, estimates, assumptions, and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially are set forth as risk factors in Howard Hughes Holdings Inc.’s filings with the Securities and Exchange Commission, including its Quarterly and Annual Reports. Howard Hughes Holdings Inc. cautions you not to place undue reliance on the forward-looking statements contained in this release. Howard Hughes Holdings Inc. does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

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Media Relations:
Cristina Carlson
Howard Hughes
cristina.carlson@howardhughes.com

646-822-6910

Francis McGill, 212-909-2455
Pershing Square
McGill@persq.com
212-909-2455

John Flannery

Vantage Risk

john.flannery@vantagerisk.com

203-918-7151

Investor Relations:

investorrelations@howardhughes.com

281-929-7700